Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR SEPTEMBER 2012

Bellport, NY October 04, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $22.3 million for the five week fiscal month of September 2012, which ended September 29, 2012, versus $22.7 million for the five week fiscal month of September 2011, which ended October 1, 2011. On a year-to-date basis, total net sales were $162.6 million in the current year compared with $162.5 million last year. For the month of September 2012, comparable store sales decreased by 3.9%. Comparable store sales on a year-to-date basis decreased by 0.5%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA SEPTEMBER AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)
		Increase		Increase		Increase

Number of Stores, September	344	0.0%	344	(6.3%)	367

September Total Retail Sales	$22,280	(1.7%)	$22,670	7.5%	$21,095

Year-to-date September Total Retail Sales	$162,594	0.1%	$162,493	9.9%	$147,876

September Comparable Store Sales		(3.9%)		11.3%		9.3%

Year-to-date September Comparable Store Sales		(0.5%)		13.1%		2.3%